Exhibit 99.1
For Release at 7:00 AM Eastern on March 15, 2011
DSW INC. ANNOUNCES FOURTH QUARTER AND YEAR-END 2010
FINANCIAL RESULTS; PROVIDES 2011 ANNUAL OUTLOOK
•	Fourth quarter net income increased 38% on 14.9% comps.

•	Annual net income increased 97% on 13.2% comps.

•	2011 annual diluted earnings per share guidance of $2.60 to $2.75 on annual comps of 3% to 5%, excluding any impact from the proposed merger with Retail Ventures, Inc.
COLUMBUS, Ohio, March 15, 2011 /PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $18.5 million on net sales of $468.5 million for the fourth quarter ended January 29, 2011, compared with net income of $13.4 million on net sales of $402.6 million for the quarter ended January 30, 2010. Same store sales increased 14.9% for the comparable period versus an increase of 12.9% last year.
Diluted earnings per share were $0.41 for the fourth quarter of fiscal 2010 compared with diluted earnings per share of $0.30 last year.
Annual Results
Net income was $107.6 million on net sales of $1.82 billion for the year ended January 29, 2011, compared with net income of $54.7 million on net sales of $1.60 billion for the year ended January 30, 2010. Same store sales increased 13.2% for the comparable period versus an increase of 3.2% last year.
Diluted earnings per share were $2.40 for the year, compared with $1.23 for the same period last year, and within the updated guidance range of $2.38 to $2.42 provided on February 8, 2011.
Fiscal 2011 Annual Outlook
The Company estimates an annual comparable store sales increase of 3% to 5% and annual diluted earnings per share of $2.60 to $2.75 for fiscal 2011, excluding any impact from the proposed merger with Retail Ventures, Inc.
The Company will discuss its 2011 annual outlook on its webcasted conference call to be held today.
Webcast and Conference Call
To hear the Company’s live earnings conference call, log on to www.dswinc.com today at 8:00 AM Eastern, or call 800-299-7089 and reference passcode 56630520. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 70000087. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswinc.com.

About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men, as well as accessories. As of March 15, 2011, DSW operated 312 stores in 39 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 351 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of supply agreements and the financial condition of our leased business partners; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable sales and quarterly financial performance; disruption of our distribution operations; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; uncertain general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; risks related to our cash and investments; RVI’s lease of an office facility; and risks related to the proposed merger of DSW and RVI. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.      CONTACT: Investor Relations for DSW Inc., 1-614-872-1474

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 29,	January 30,
	2011	2010
ASSETS
Cash and equivalents	$93,617	$125,020
Short-term investments	241,557	164,265
Accounts receivable, net	12,514	5,529
Inventories	309,013	262,284
Prepaid expenses and other current assets	29,945	20,762
Deferred income taxes	30,535	29,130

Total current assets	717,181	606,990

Property and equipment, net	210,391	206,424
Long-term investments	49,987	1,151
Goodwill	25,899	25,899
Deferred income taxes and other assets	5,439	10,292

Total assets	$1,008,897	$850,756

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$149,722	$120,559
Accrued expenses	103,994	104,160

Total current liabilities	253,716	224,719

Deferred income taxes and other non-current liabilities	114,417	101,156
Total shareholders’ equity	640,764	524,881

Total liabilities and shareholders’ equity	$1,008,897	$850,756

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended		Fifty-two weeks ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Net sales	$468,450	$402,648	$1,822,376	$1,602,605
Cost of sales	(335,072)	(285,084)	(1,256,695)	(1,135,113)

Gross profit	133,378	117,564	565,681	467,492
Operating expenses	(102,107)	(92,294)	(392,098)	(374,037)

Operating profit	31,271	25,270	173,583	93,455
Interest income (expense), net	229	(474)	2,196	803
Non-operating (expense) income, net		(1,746)	1,500	(2,367)

Earnings before income taxes	31,500	23,050	177,279	91,891
Income tax provision	(13,027)	(9,652)	(69,655)	(37,150)

Net income	$18,473	$13,398	$107,624	$54,741

Basic and diluted earnings per share:
Basic	$0.42	$0.30	$2.45	$1.24
Diluted	$0.41	$0.30	$2.40	$1.23

Shares used in per share calculations:
Basic	44,141	44,136	44,016	44,093
Diluted	45,137	44,871	44,918	44,517

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